EXHIBIT 23.1

           CONSENT OF SOMEKH CHAIKIN, A MEMBER OF KPMG INTERNATIONAL.


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                    SOMEKH CHAIKIN                     Telephone  972 3 684 8000
                    KPMG Millennium Tower              Fax        972 3 684 8444
                    17 Ha'arba'a Street, PO Box 609    Internet   www.kpmg.co.il
                    Tel Aviv 61006 Israel



            Consent of Independent Registered Public Accounting Firm



The Board of Directors
ECI Telecom Ltd.
Tel Aviv
Israel


We consent to the incorporation by reference in the Registration Statement on Form F-3 of ECI Telecom Ltd. of our report dated March 23, 2004, except as to
Note 22A(2), which is as of December 15, 2004, with respect to the consolidated balance sheets of ECI Telecom Ltd. as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the report on Form 6-K of the ECI Telecom Ltd., furnished to the Securities and Exchange Commission on December 15, 2004, and the reference to our firm under the heading "Experts" in the Prospectus. Our report, which is based on our audits and the report of other auditors, includes an explanatory paragraph that states that as discussed in Note 1A(8), the Company restated its consolidated financial statements for the year ended December 31, 2002.


/s/ Somekh Chaikin
------------------------------------
Somekh Chaikin
Certified Public Accountants (Isr.)
A member of KPMG International

December 16, 2004


                    Somekh Chaikin, a partnership  registered
                    under the Israeli Partnership  Ordinance,
                    is  the  Israeli   member  firm  of  KPMG
                    International, a Swiss cooperative.